EXHIBIT 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) is made by Parkway Properties, Inc. (the “Company”) and Henry F. Pratt, III (hereinafter “Executive”), effective as of the date of Executive’s execution of the Agreement (the “Effective Date”).

WHEREAS, Executive has served the Company as Executive Vice President of Asset Management and Third Party Services;

WHEREAS, Executive and the Company are parties to an Employment Agreement dated October 25, 2013 (the “Employment Agreement”); and

WHEREAS, Executive and the Company have agreed that Executive will terminate his employment relationship and resign from all positions he holds with the Company and all of its directly and indirectly owned subsidiaries and affiliates, including all employment, officer, director and other positions with the Company and any of its affiliates, pursuant the terms and conditions of this Agreement.

NOW, THEREFORE, AND IN CONSIDERATION of the mutual promises of the parties to this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Resignation From Employment. Executive and the Company have agreed that Executive will terminate his employment relationship and resign from all positions he holds with the Company and all of its directly and indirectly owned subsidiaries and affiliates, including all employment, officer, director and other positions with the Company and any of its affiliates (including without limitation his position as Executive Vice President of Asset Management and Third Party Services of the Company), effective as of December 24, 2014 (the “Termination Date”). In so doing, Executive hereby expressly waives the 60-day notice of termination provision under the Employment Agreement.

2.    Termination Payments.

(a)    Accrued Compensation and Benefits.

(i)    Executive shall receive (or, as of the Effective Date, shall have received), on the next regularly scheduled payday after the Termination Date, his earned and unpaid base salary and earned and unpaid vacation pay through the Termination Date in accordance with the Company’s applicable policies and procedures.

(ii)    As of the Termination Date, Executive’s participation in the benefit plans or programs, including any equity incentive plan, of the Company shall be terminated.

(iii)    The Company shall reimburse Executive for appropriate and reasonable expenses incurred on or before the Termination Date, if any, in accordance with the Company’s applicable policies and procedures.

(iv)    Executive hereby acknowledges and agrees that he is not entitled to any annual bonus payment in respect of calendar year 2014.

(b)    Severance. If Executive allows the Revocation Period (defined below) to expire without his revoking the general release and waiver in Section 4, Executive shall be entitled to the following payments and benefits:

(i)    Executive shall receive a one-time lump sum severance payment equal to Three-Hundred Fifty Thousand Dollars ($350,000.00), which amount shall be paid to Executive on February 2, 2015.

(ii)    Executive shall receive an additional severance payment equal to Three-Hundred Fifty Thousand Dollars ($350,000.00) payable in twelve (12) equal monthly installments of Twenty-Nine Thousand One-Hundred Sixty-Six Dollars and Sixty-Six Cents ($29,166.66) (with the last payment containing any residual amount), commencing as of the next regularly scheduled payday after the Termination Date, and provided further that any payment that ordinarily would be made prior to February 2, 2015 shall be delayed, and all payments so delayed shall be paid on February 2, 2015.

(iii)    Executive shall receive a lump sum payment equal to Sixty-Eight Thousand Seven-Hundred Fifty Dollars ($68,750.00) in respect of the declared cash bonus amounts that Executive would otherwise have been paid within the twelve (12) month period following the Termination Date, which amount shall be paid to Executive on February 2, 2015.

(iv)    The following outstanding equity and equity-based awards held by Executive shall vest, which the parties agree represents an additional twelve (12) months of time-based vesting of Executive’s outstanding equity and equity-based awards: (x) 31,250 Company stock options, (y) 13,777 Company restricted stock units and (z) 844 shares of Company restricted stock. For the avoidance of doubt, all outstanding equity and equity-based awards held by Executive that are unvested and do not vest in accordance with the preceding sentence shall be forfeited.

(v)    If Executive timely elects to continue the coverage under the Company’s group health plans for himself and any of his eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and makes the premium payments associated therewith, the Company shall promptly reimburse Executive for all premium payments he makes until the earlier of (A) twelve (12) months after the Termination Date or (B) the date on which Executive obtains health insurance coverage from another employer.  Executive shall provide the Company reasonable documentation of such payments.  Executive acknowledges that he shall be liable for any tax payments due on such reimbursements.

Section 2(b) shall be null and void and no amount shall be payable to Executive hereunder, even if the Agreement is signed by the parties, unless Executive does not revoke the Agreement in accordance with Section 4(d).

3.    Restrictive Covenants.
(a)    Compliance with Restrictive Covenants in Employment Agreement. Executive hereby acknowledges that Executive has fully complied with the restrictive covenants set forth in Sections 7, 8 and 9 of the Employment Agreement through the Effective Date.
(b)    Confidential Information.
(i)    Executive hereby agrees that, following the Termination Date, Executive shall hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company and its affiliates which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets, and including any information which would not have been generally known to the public but for disclosure by Executive in breach of Executive’s obligations hereunder; provided, that Confidential Information shall not include any information required by law to be disclosed; provided, however, that Executive gave prompt written notice to the Company of such requirement, discloses no more information than is so required, and cooperates with any attempts by the Company to obtain a protective order or similar treatment.
(ii)    Executive hereby agrees that, upon the termination of Executive’s employment on the Termination Date, Executive shall not take, without the prior written consent of the Company, any property of the Company, including without limitation any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such property or information (in whatever form) then in Executive’s possession.
(c)    Non-Competition and Non-Solicitation.
(i)    Executive and the Company agree that the Company would likely suffer significant harm from Executive’s competing with the Company for some period of time after the Termination Date. Accordingly, Executive agrees that Executive shall not, for a period of twelve (12) months following the Termination Date, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Competitor, or otherwise perform services relating to, the business or any product, service or process of the Company or its affiliates at the time of the termination for any Competitor (whether or not for compensation), including without limitation, office ownership, office leasing and office management activities (the “Business”). For purposes of this Agreement, the term “Competitor” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof that is engaged in, or otherwise competes or has a reasonable potential for competing with the Company, anywhere in which the Company or its affiliates engage in or intend to engage in the Business or where the Company or its affiliates’ customers are located.

(ii)    Executive agrees that Executive shall not, directly or indirectly, for a period of twelve (12) months following the Termination Date, solicit or hire or attempt to solicit or hire, as applicable, (A) any customer or supplier of the Company or its affiliates in connection with a Competitor or to terminate or alter in a manner adverse to the Company or its affiliates such customer’s or supplier’s relationship with the Company or its affiliates, or (B) any employee, consultant or individual who was an employee or consultant within the six (6) month period immediately prior thereto to terminate or otherwise alter his or her relationship with the Company or any of its affiliates.
(d)    Non-Disparagement. Executive hereby agrees, following the Termination Date, not to defame or disparage the Company, its affiliates and their respective officers, directors, members or employees, and the Company hereby agrees, following the Termination Date, to use reasonable efforts to prevent the then-current members of the Board from defaming or disparaging Executive; provided, that in addition to any other remedies the Company may have, in the event Executive fails to comply with the obligations set forth in this Section 3(d), any Company obligations the Company may have under this Section 3(d) shall cease immediately. Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or employees.
(e)    Injunctive Relief. It is impossible to measure in money the damages that will accrue to the Company in the event that Executive breaches any of the restrictive covenants set forth in this Section 3 (the “Restrictive Covenants”). In the event that Executive breaches any such Restrictive Covenant, the Company shall be entitled to an injunction restraining Executive from violating such Restrictive Covenant (without posting any bond). If the Company shall institute any action or proceeding to enforce any such Restrictive Covenant, Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require Executive to account for and pay over to the Company, and Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by Executive as a result of any transaction constituting a breach of any of the Restrictive Covenants.
(f)    Modification. If any court determines that any provision of this Section 3 is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable, and in its modified form, such provision shall be enforced. If the courts of any one or more jurisdictions hold any provision of this Section 3 to be wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of the provisions of this Section 3, as to breaches of such provisions in such other respective jurisdictions, such provisions as they relate to each jurisdiction’s being, for this purpose, severable, diverse, and independent covenants, subject, where appropriate, to the doctrine of res judicata.
(g)    Survival. The provisions of this Section 3 shall survive any termination or expiration of this Agreement.

4.     General Release.

(a)     Waiver and Release. In consideration of the payment described in Section 2(b) of this Agreement, Executive on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and all of its direct and indirect subsidiaries, affiliates, parents, successors and predecessors, and each of their respective subsidiaries, directors, owners, members, shareholders, officers, agents, and employees from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Agreement, concerning his employment, separation from employment, or otherwise arising out of any offer letter, employment contract (including the Employment Agreement) or any equity or equity-based award. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, stock deliverable under stock options or other equity or equity-based awards, any other payments, benefits, or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances, or regulations (including, but not limited to, any state or local laws, ordinances, or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy, or loss of consortium.

(b)    Release from Obligation. Executive agrees that in the event of any breach of this commitment, or any commitment under Section 3 of this Agreement, by Executive then the Company shall be released from any further obligation to perform hereunder (including any obligation to make any payment to or for the benefit of Executive pursuant to Section 2(b)), and Executive shall pay to the Company, as liquidated damages, any benefits previously paid under Section 2(b) to Executive. Notwithstanding the foregoing, neither party is releasing any right to enforce this Agreement (including the right to any payment remaining to be made under it), and Executive is not releasing: (a) any claims for benefits payable under any ERISA benefit plan sponsored by the Company and in which he was a participant, (b) any claims for unemployment compensation or workers compensation benefits or other rights that may not be released as a matter of law, or (c) any claims solely related to the validity of this General Release under the ADEA. However, by signing this Agreement, Executive is waiving any right to monetary recovery or individual relief should any federal, state, or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Company, and Executive hereby agrees that the payments under this Agreement are the exclusive remedy for and full settlement of all of his claims for money damages.

(c)    Lawsuits. Executive agrees without any reservation whatsoever, never to sue the Company or become a party to a lawsuit on the basis of any claims of any type lawfully and validly released in this Agreement. Executive further represents and warrants that he has not previously filed any claim or joined in any claim or suit against the Company.

(d)    Periods for Consideration and Revocation. Executive acknowledges he has been given at least twenty-one (21) calendar days to consider the waiver and release set forth in Section 4(a) before executing this Agreement, or he expressly waived his right to at least twenty-one (21) days to consider the waiver and release set forth in Section 4(a). Executive understands that notwithstanding the fact that this Agreement is effective as of the Effective Date, he may revoke the waiver and release set forth in Section 4(a) within seven (7) calendar days after execution (the “Revocation Period”) by submitting a written notice of revocation to the Company in accordance with Section 16. Executive further acknowledges that (i) notwithstanding the fact that this Agreement is effective as of the Effective Date, the waiver and release set forth in Section 4(a) is not effective or enforceable until after the expiration of the Revocation Period without a written revocation by Executive delivered to the Company in accordance with Section 16, and (ii) that if he revokes the waiver and release set forth in Section 4(a) during the Revocation Period he will not receive the severance payments described in Section 2(b), but the remainder of the Agreement shall remain effective. EXECUTIVE ALSO ACKNOWLEDES EACH OF THE TERMS SET FORTH IN SECTION 18, BELOW.

5.     No Other Consideration. Executive affirms that the terms stated herein and the prior effectiveness of the Employment Agreement are the only consideration for signing this Agreement and that no other representations, promises, or agreements of any kind have been made by any person or entity to cause him to sign this Agreement. Executive has accepted the terms of this Agreement because he believes them to be fair and reasonable and for no other reason.

6.     Cooperation With Regard to Litigation. Executive agrees to cooperate with the Company and its directly and indirectly owned subsidiaries and affiliates by making Executive available to testify on behalf of the Company or any such subsidiary or affiliate, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any directly or indirectly owned subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board of Directors of the Company (the “Board”) or its representatives or counsel, or representatives or counsel to the Company or any directly or indirectly owned subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse Executive for all reasonable expenses, including legal fees, actually incurred in connection with Executive’s provision of testimony or assistance.

7.    No Admission. It is understood and agreed by the parties that this Agreement does not constitute an admission of liability or wrongdoing on the part of the Company and that by entering into this Agreement the Company makes no admission that there has been any wrongdoing whatsoever against any person or entity, and the Company expressly denies that any wrongdoing has occurred. It is understood and agreed by the parties that this Agreement is purely an offer of compromise.

8.    Withholding and Section 409A Considerations. All payments to be made to Executive under this Agreement, or otherwise by the Company, shall be subject to withholding to satisfy required withholding taxes and other required deductions. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service under Treasury Regulation §1.409A-1(b)(9)(iii) or as a short-term deferral under Treasury Regulation §1.409A-1(b)(4) shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. To the extent required by Section 409A, each reimbursement provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement during each calendar year cannot affect the expenses eligible for reimbursement in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements under this Agreement shall not be subject to liquidation or exchange for another benefit.

9.    Modification. This Agreement may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing signed and duly executed by each of the parties hereto.

10.    Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties on its subject matter, and, except as otherwise provided herein, it supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection herewith, including, except as set forth expressly herein, the Employment Agreement. There are no other agreements of any nature between the Company and Executive with respect to the matters discussed in this Agreement, except as expressly stated herein. In signing this Agreement, Executive is not relying on any agreements or representations, except those expressly contained in this Agreement. If a conflict or inconsistency is found between the terms of this Agreement and any other agreement, the terms of this Agreement shall prevail.

11.     Waiver. Failure to insist upon strict compliance with any term, covenant, or condition of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

12.     Severability. Invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity of enforceability of any other provision, which shall continue in full force and effect.

13.     Assignability. The Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any successor entity.

14. Governing Law; Disputes; Arbitration.

(a)    Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the application of another state’s laws.
(b)    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in the City of New York by three (3) arbitrators. Executive and the Company shall each select one (1) arbitrator and those two (2) designated arbitrators shall select a third (3rd) arbitrator. The arbitration shall not be administered by the American Arbitration Association; however, the arbitration shall be conducted by the three (3) selected arbitrators using the procedural rules of the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the city of New York or (ii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear its costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 14(b).
(c)    WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.
15.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or emailed signatures with originals to be delivered in accordance with Section 16, if requested by a party.

16.     Notices. All notices and all other communications that are required or permitted under this Agreement: (i) shall be in writing; (ii) shall be sent by personal delivery, a nationally recognized overnight courier or electronic mail to the address of the relevant Party set forth below. Notice given by personal delivery or overnight courier pursuant to this Section 16 shall be effective upon physical receipt. Notice given by email pursuant to this Section 16 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Eastern Prevailing Time on any business day or the next succeeding business day if confirmed delivery is after 5:00 p.m. Eastern Prevailing Time on any business day or during any non-business day. Either Party may, with ten (10) days’ notice to the other Party in writing, change its postal or electronic mail address or addressee for receipt of notices under this Agreement. Notices shall include any approvals, consents, instructions orders and certificates to be provided under this Contract. Notice address for the Company and Executive are as follows:

If to the Company: Parkway Properties, Inc. 390 North Orange Avenue Suite 2400 Orlando, FL Attn: Jeremy Dorsett, EVP, General Counsel Ph: 407-650-0379 E-mail: jdorsett@pky.com	If to Executive: Henry F. Pratt, III

17.    Headings. Section and subsection headings contained in this Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

18.    Acknowledgements.

(a)    Executive hereby acknowledges that he has carefully read and fully understands the provisions of this Agreement and that it constitutes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of signing this Agreement that Executive may have against the Company.

(b)    Executive also acknowledges that he is hereby advised in writing to consult an attorney, has the opportunity to fully discuss THE AGREEMENT with counsel, knows the contents of the Agreement, is signing this Agreement knowingly and voluntarily of his own free will, and that no statements made or conduct by the Company have in any way coerced or unduly influenced him.

(c)    Executive further acknowledges he is entering this Agreement because he believes it is fair and reasonable and for no other reason, based solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of the Agreement.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

PARKWAY PROPERTIES, INC.

By:     /s/ James R. Heistand
Name: James R. Heistand
Title: President and Chief Executive Officer

By:     /s/ Jeremy Dorsett
Name: Jeremy Dorsett
Title: Executive Vice President, General Counsel

Date:     12/24/14

HENRY F. PRATT, III

/s/ Henry F. Pratt, III

Date:     12/24/14